UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)      September 6, 2005
TRW Automotive Holdings Corp.
(Exact Name of Registrant as Specified in Its Charter)
Delaware

(State or Other Jurisdiction of Incorporation)

001-31970	81-0597059

(Commission File Number)	(IRS Employer Identification No.)

12001 Tech Center Drive, Livonia, Michigan	48150

(Address of Principal Executive Offices)	(Zip Code)
(734) 855-2600

(Registrant’s Telephone Number, Including Area Code)
Not applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On September 6, 2005, TRW Automotive Holdings Corp.’s wholly owned subsidiaries, TRW Automotive Inc. (“TAI”) and TRW Automotive Holdings (Spain) S.L. (the “Purchaser”), entered into an Agreement for the Purchase and Sale of Shares dated as of September 6, 2005 (the “Agreement”) with Ms. Nuria Castellón García, Mr. Luis Gras Tous, Ms. Maria Luisa Gras Castellón and Mr. José Ramón Sanz Pinedo (the “Selling Shareholders”). Pursuant to the Agreement, the Purchaser agreed to purchase from the Selling Shareholders shares of common stock constituting 68.4% of the total outstanding shares of common stock of Dalphi Metal Espana, S.A., a Spanish corporation (“Dalphimetal”), for an aggregate cash consideration of 112.5 million Euros, subject to post-closing adjustment, plus the assumption of debt totaling approximately 84 million Euros. The purchase price includes compensation for a non-competition agreement from the Selling Shareholders. The Agreement contains customary representations and warranties for a transaction of this nature. The Purchaser intends to finance the acquisition initially through a combination of cash on hand and a draw down on the revolving credit facility under TAI’s existing credit agreement.
     Dalphimetal is a privately held company headquartered in Madrid, Spain that designs, develops and manufactures airbags and steering wheels. Dalphimetal employs approximately 2,000 employees with production facilities located in Spain, France, Portugal and Tunisia.
     The consummation of the purchase pursuant to the Agreement is subject to European Union antitrust approval and other related closing conditions.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits.

Exhibit No.	Description
99.1	Press release of TRW Automotive Holdings Corp. dated September 7, 2005.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRW AUTOMOTIVE HOLDINGS CORP.
Dated: September 7, 2005	By:	/s/ Joseph S. Cantie
Joseph S. Cantie
Executive Vice President and Chief Financial Officer

Index to Exhibits

Exhibit No.	Description
99.1	Press release of TRW Automotive Holdings Corp. dated September 7, 2005.